Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Medtronic reports first quarter fiscal 2027 results; delivers broad-based portfolio performance and raises fiscal 2027 guidance

Strength across the company’s largest franchises, new growth platforms, and recent portfolio investments support the long-term growth trajectory

GALWAY, Ireland – September 1, 2026 – Medtronic plc (NYSE: MDT), a global leader in healthcare technology, today announced financial results for its first quarter (Q1) of fiscal year 2027 (FY27), which ended July 31, 2026.

Key Highlights
•Revenue of $9.8 billion, increased 13.7% as reported and 13.7% organic, roughly 200 basis points above guidance midpoint
•GAAP diluted EPS of $1.14; non-GAAP diluted EPS of $1.45, ahead of guidance
•Raising FY27 organic revenue growth guidance 50 basis points to 7.25% to 7.75%, and FY27 diluted non-GAAP EPS guidance to the new range of $5.94 to $6.00
•Cardiovascular grew 18.9%, led by 15% growth in Cardiac Rhythm Management and 88% growth in Cardiac Ablation Solutions

•Announced expanded CE Mark indication for Affera™ Mapping and Ablation System and Sphere-9™ Catheter for treatment of ventricular arrhythmias
•Announces strategic investment in Pi-Cardia, a pioneer in leaflet modification technology
•Neuroscience grew 9.3%, driven by 13% growth in Cranial and Spinal Technologies, including low-20s growth in enabling technology; Altaviva meaningfully contributed to 15% growth in Pelvic Health
•Medical Surgical reported strong performance, up 10.2%, led by 9% growth in Surgical and 14% growth in Acute Care & Monitoring
•Announces strategic partnership with Cornerstone Robotics to further expand global access to robotic-assisted surgery
•Announced FDA clearance for Touch Surgery™ Aide next generation computing platform
•Completed acquisitions of Scientia Vascular and SPR Therapeutics, Inc.

“We are off to a strong start in fiscal 2027. What gives us confidence is not simply the strength of the quarter, but importantly, the breadth of performance across our businesses and the increasing contributions from newer growth platforms,” said Geoff Martha, Medtronic chairman and chief executive officer. “Our execution, alongside our innovation engine, positions us to serve more patients and deliver durable growth. The strength of our portfolio and pipeline gives us confidence in the opportunities ahead.”

Financial Results
Medtronic reported Q1 worldwide revenue of $9.756 billion, an increase of 13.7% as reported and 13.7% on an organic basis. The Q1 FY27 organic revenue growth comparison excludes:
•Other revenue of $29 million in the current year versus $72 million in the prior year
•Revenue from the Dutch Obesity Clinic (NOK) divestiture with no revenue in the current year and $17 million in the prior year

•Scientia revenue of $14 million (closed June 12) and SPR Therapeutics revenue of $5 million in the current year (closed July 16)
•Foreign exchange benefit of $57 million on the remaining net sales

Results were impacted by the extra fiscal week, which occurred in Medtronic’s first quarter of FY27. The company estimates the impact of the extra week benefited Q1 organic growth by approximately $570 million.

Q1 revenue included:
•Cardiovascular Portfolio revenue of $3.927 billion increased 19.5% as reported and 18.9% organic, with high-20s increase in Electrophysiology Therapies, high-single digit increase in Interventional Cardiology Therapies, high-single digit increase in CardioVascular Surgery, and low-double digit increase in Peripheral Vascular Health, all on an organic basis
•Neuroscience Portfolio revenue of $2.678 billion increased 10.3% reported and 9.3% organic, with low-double digit increase in Cranial & Spinal Technologies, high-single digit increase in Specialty Therapies, and low-single digit increase in Neuromodulation, all on an organic basis
•Medical Surgical Portfolio revenue of $2.279 billion increased 10.0% as reported and 10.2% organic, with high-single digit increase in Surgical & Endoscopy, and mid-teens increase in Acute Care & Monitoring, all on an organic basis
•Diabetes business revenue of $843 million increased 16.9% as reported and 14.9% organic1

Q1 GAAP operating profit and operating margin were $1.764 billion and 18.1%, respectively, an increase of 22.1% and 120 basis points, respectively. As detailed in the financial schedules included at the end of the release, Q1 non-GAAP operating profit and operating margin were $2.316 billion and 23.7%, respectively, an increase of 14.9% and 10 basis points, respectively.

Q1 GAAP net income and diluted earnings per share (EPS) were $1.470 billion and $1.14, respectively, representing increases of 41.4% and 40.7%, respectively. As detailed in the financial schedules included at the end of this release, Q1 non-GAAP net income and non-GAAP diluted EPS were $1.860 billion and $1.45 respectively, representing increases of 14.4% and 15.1%, respectively.

Guidance
The company today raised its FY27 organic revenue growth and EPS guidance. The company raised its FY27 organic revenue growth guidance to 7.25% to 7.75%, an increase from the prior guidance of 6.75% to 7.25%. The company also raised its FY27 diluted non-GAAP EPS guidance to the new range of $5.94 to $6.00 versus the prior $5.90 to $6.00. This guidance includes an estimated neutral to 1% accretive impact from foreign currency exchange based on recent rates.

“We continue to make targeted investments in innovation, portfolio development, and commercial execution that will support sustainable long-term value creation,” said Thierry Piéton, Medtronic chief financial officer. “The combination of strong operating performance and disciplined financial management drove revenue and adjusted EPS ahead of expectations, enabling us to raise our fiscal 2027 guidance.”

Video Webcast Information
Medtronic will host a video webcast today, September 1, at 7:45 a.m. EST (6:45 a.m. CST) to provide information about its business for the public, investors, analysts, and news media. This webcast can be accessed by clicking on the Quarterly Earnings icon at investorrelations.medtronic.com, and this earnings release will be archived at news.medtronic.com. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Past Events and Presentations link under the News & Events drop-down at investorrelations.medtronic.com.

Financial Schedules
The first quarter financial schedules and non-GAAP reconciliations can be viewed by clicking on the Quarterly Earnings link at investorrelations.medtronic.com.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Galway, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across more than 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE: MDT), visit www.Medtronic.com and follow on LinkedIn.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, geopolitical conflicts, changing global trade policies, material acquisition and divestiture transactions, general economic conditions, and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains guidance and financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Certain information in this press release also includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, revenue in the current and prior year reported as "Other”, as well as significant acquisitions, divestitures, or other significant discrete items. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

FINANCIAL COMPARISONS
References to quarterly or annual figures increasing, decreasing, or remaining flat are in comparison to fiscal year 2026, and references to sequential changes are in comparison to the prior fiscal quarter. Unless stated otherwise, quarterly and annual rates and ranges are given on an organic basis. References to organic revenue growth exclude the impact of foreign currency, first quarter revenue in the current and prior year reported as "Other”, as well as significant acquisitions, divestitures, or other significant discrete items.

TRANSACTION DETAILS
The separation of our Diabetes business has involved and is expected to be completed through a series of capital markets transactions, which may include a spin-off, split-off, offering, or combination thereof. While a split-off is the company's current preferred separation structure, a final decision has not been reached at this time.

-end-

Contacts:
Justin Paquette
Public Relations
+1-612-271-7935

Ingrid Goldberg
Investor Relations
+1-763-505-2696
______________________
1The Diabetes results presented here may not correspond to the same financial statement information presented by MiniMed Group, Inc. (MiniMed) due to MiniMed’s financials being prepared on a carve out basis through the date of the company’s initial public offering (IPO) and on a standalone basis post IPO.

MEDTRONIC PLC
WORLDWIDE REVENUE(1)
(Unaudited)

	FIRST QUARTER(2)
	REPORTED				ORGANIC
(in millions)	FY27	FY26	Growth	Currency Impact(7)	FY27(8)	FY26(8)	Growth
Cardiovascular(3)	$3,927	$3,285	19.5%	$21	$3,906	$3,285	18.9%
Electrophysiology Therapies	2,218	1,712	29.5	8	2,210	1,712	29.1
Interventional Cardiology Therapies	894	834	7.2	6	889	834	6.5
CardioVascular Surgery	477	436	9.3	5	472	436	8.1
Peripheral Vascular Health	338	302	11.6	2	336	302	11.0
Neuroscience(3)	2,678	2,427	10.3	6	2,653	2,427	9.3
Cranial & Spinal Technologies	1,365	1,211	12.8	(2)	1,367	1,211	12.9
Specialty Therapies	774	702	10.2	6	754	702	7.4
Neuromodulation(3)	539	514	4.7	2	531	514	3.3
Medical Surgical(3)	2,279	2,073	10.0	15	2,265	2,056	10.2
Surgical & Endoscopy(3)	1,740	1,601	8.7	14	1,726	1,584	9.0
Acute Care & Monitoring	539	471	14.4	1	538	471	14.2
Total Reportable Segments	8,884	7,785	14.1	43	8,823	7,768	13.6
Diabetes(4)	843	721	16.9	14	829	721	14.9
Other(5)	29	72	NM(6)	—	—	—	—
TOTAL	$9,756	$8,578	13.7%	$57	$9,652	$8,489	13.7%
See description of non-GAAP financial measures contained in the press release dated September 1, 2026.
(1)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(2)Fiscal year 2027 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the first quarter and included in reported first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited first quarter organic growth by approximately $570 million.
(3)In fiscal year 2027, the Cardiovascular Portfolio divisions transitioned from Cardiac Rhythm & Heart Failure, Structural Heart & Aortic, and Coronary & Peripheral Vascular to Electrophysiology Therapies, Interventional Cardiology Therapies, CardioVascular Surgery, and Peripheral Vascular Health. Additionally, there was a product line that moved from the Medical Surgical Portfolio in the Surgical & Endoscopy division to the Neuroscience Portfolio in the Neuromodulation division. Prior year net sales has been recast to conform to the current year presentation.
(4)The Diabetes results presented here may not correspond to the same financial statement information presented by MiniMed Group, Inc. (MiniMed). The Diabetes Business as reported by Medtronic is prepared on a different basis than standalone Medtronic due to MiniMed’s financials being prepared on a carve out basis through the date of the company’s initial public offering (IPO) and on a standalone basis post IPO.
(5)Includes the historical operations and ongoing transition agreements from businesses the Company has exited or divested, and adjustments to the Company's Italian payback accruals resulting from the June 30, 2025 Legislative Decree published by the Italian Government for years 2015 to 2018.
(6)Not meaningful (NM).
(7)The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(8)The three months ended July 31, 2026 excludes $104 million of revenue adjustments, including $29 million of inorganic revenue for the transition activity noted in (5), $14 million of inorganic revenue related to the Scientia Vascular (Scientia) acquisition in the Specialty Therapies division, $5 million of inorganic revenue related to the SPR Therapeutics, Inc. (SPR) acquisition in the Neuromodulation division, and $57 million of favorable currency impact on the remaining net sales. The three months ended July 25, 2025 excludes $89 million of revenue adjustments, including $33 million of inorganic revenue for the transition activity noted in (5), $39 million reduction in the Italian payback accruals due to changes in estimates further described in note (5), and $17 million of inorganic revenue related to a sale of business in the Surgical and Endoscopy division.

MEDTRONIC PLC
U.S. REVENUE(1)(2)
(Unaudited)

	FIRST QUARTER(3)
	REPORTED			ORGANIC
(in millions)	FY27	FY26	Growth	FY27(7)	FY26(7)	Growth
Cardiovascular(4)	$1,853	$1,479	25.3%	$1,853	$1,479	25.3%
Electrophysiology Therapies	1,177	834	41.2	1,177	834	41.2
Interventional Cardiology Therapies	294	296	(0.8)	294	296	(0.8)
CardioVascular Surgery	186	170	9.6	186	170	9.6
Peripheral Vascular Health	196	180	9.2	196	180	9.2
Neuroscience	1,813	1,624	11.7	1,795	1,624	10.5
Cranial & Spinal Technologies	1,016	890	14.1	1,016	890	14.1
Specialty Therapies	447	393	13.8	434	393	10.4
Neuromodulation	350	341	2.6	345	341	1.2
Medical Surgical	982	884	11.1	982	884	11.1
Surgical & Endoscopy	671	622	7.9	671	622	7.9
Acute Care & Monitoring	311	263	18.5	311	263	18.5
Total Reportable Segments	4,649	3,988	16.6	4,630	3,988	16.1
Diabetes(5)	240	217	10.6	240	217	10.6
Other(6)	17	20	(12.1)	—	—	—
TOTAL	$4,906	$4,224	16.1%	$4,870	$4,205	15.8%
See description of non-GAAP financial measures contained in the press release dated September 1, 2026.
(1)U.S. includes the United States and U.S. territories.
(2)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(3)Fiscal year 2027 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the first quarter and included in reported first quarter results.
(4)In fiscal year 2027, the Cardiovascular Portfolio divisions transitioned from Cardiac Rhythm & Heart Failure, Structural Heart & Aortic, and Coronary & Peripheral Vascular to Electrophysiology Therapies, Interventional Cardiology Therapies, CardioVascular Surgery, and Peripheral Vascular Health. Prior year net sales has been recast to conform to the current year presentation.
(5)The Diabetes results presented here may not correspond to the same financial statement information presented by MiniMed Group, Inc. (MiniMed). The Diabetes Business as reported by Medtronic is prepared on a different basis than standalone Medtronic due to MiniMed’s financials being prepared on a carve out basis through the date of the company’s initial public offering (IPO) and on a standalone basis post IPO.
(6)Includes historical operations and ongoing transition agreements from businesses the Company has exited or divested.
(7)The three months ended July 31, 2026 excludes $36 million of revenue adjustments, including $17 million of inorganic revenue for the transition activity noted in (6), $14 million of inorganic revenue related to the Scientia acquisition in the Specialty Therapies division, and $5 million of inorganic revenue related to the SPR acquisition in the Neuromodulation division. The three months ended July 25, 2025 excludes $20 million of revenue adjustments, including $20 million of inorganic revenue for the transition activity noted in (6).

MEDTRONIC PLC
INTERNATIONAL REVENUE(1)
(Unaudited)

	FIRST QUARTER(2)
	REPORTED				ORGANIC
(in millions)	FY27	FY26	Growth	Currency Impact(7)	FY27(8)	FY26(8)	Growth
Cardiovascular(3)	$2,074	$1,806	14.8%	$21	$2,053	$1,806	13.7%
Electrophysiology Therapies	1,041	878	18.5	8	1,033	878	17.6
Interventional Cardiology Therapies	601	538	11.6	6	595	538	10.5
CardioVascular Surgery	291	266	9.2	5	285	266	7.2
Peripheral Vascular Health	142	123	15.3	2	140	123	13.7
Neuroscience(3)	864	803	7.6	6	858	803	6.8
Cranial & Spinal Technologies	349	320	9.0	(2)	351	320	9.5
Specialty Therapies	326	309	5.6	6	321	309	3.7
Neuromodulation(3)	189	174	8.9	2	186	174	7.4
Medical Surgical(3)	1,297	1,188	9.2	15	1,282	1,171	9.5
Surgical & Endoscopy(3)	1,070	980	9.2	14	1,055	963	9.6
Acute Care & Monitoring	228	209	9.2	1	227	209	8.8
Total Reportable Segments	4,236	3,797	11.5	43	4,193	3,780	10.9
Diabetes(4)	603	504	19.6	14	589	504	16.8
Other(5)	12	53	NM(6)	—	—	—	—
TOTAL	$4,850	$4,354	11.4%	$57	$4,782	$4,284	11.6%
See description of non-GAAP financial measures contained in the press release dated September 1, 2026.
(1)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(2)Fiscal year 2027 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the first quarter and included in reported first quarter results.
(3)In fiscal year 2027, the Cardiovascular Portfolio divisions transitioned from Cardiac Rhythm & Heart Failure, Structural Heart & Aortic, and Coronary & Peripheral Vascular to Electrophysiology Therapies, Interventional Cardiology Therapies, CardioVascular Surgery, and Peripheral Vascular Health. Additionally, there was a product line that moved from the Medical Surgical Portfolio in the Surgical & Endoscopy division to the Neuroscience Portfolio in the Neuromodulation division. Prior year net sales has been recast to conform to the current year presentation.
(4)The Diabetes results presented here may not correspond to the same financial statement information presented by MiniMed Group, Inc. (MiniMed). The Diabetes Business as reported by Medtronic is prepared on a different basis than standalone Medtronic due to MiniMed’s financials being prepared on a carve out basis through the date of the company’s initial public offering (IPO) and on a standalone basis post IPO.
(5)Includes the historical operations and ongoing transition agreements from businesses the Company has exited or divested, and adjustments to the Company's Italian payback accruals resulting from the June 30, 2025 Legislative Decree published by the Italian Government for years 2015 to 2018.
(6)Not meaningful (NM).
(7)The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(8)The three months ended July 31, 2026 excludes $68 million of revenue adjustments, including $12 million of inorganic revenue for the transition activity noted in (5) and $57 million of favorable currency impact on the remaining net sales. The three months ended July 25, 2025 excludes $70 million of revenue adjustments, including $14 million of inorganic revenue related to the transition activity noted in (5), $39 million reduction in the Italian payback accruals due to changes in estimates further described in note (5), and $17 million of inorganic revenue related to a sale of business in the Surgical and Endoscopy division.

MEDTRONIC PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 31, 2026	July 25, 2025
Net sales	$9,756	$8,578
Costs and expenses:
Cost of products sold, excluding amortization of intangible assets	3,416	3,001
Research and development expense	771	726
Selling, general, and administrative expense	3,198	2,806
Amortization of intangible assets	412	459
Restructuring charges, net	72	45
Certain litigation charges, net	—	27
Other operating expense (income), net	123	70
Operating profit	1,764	1,445
Other non-operating expense (income), net	(190)	(33)
Interest expense, net	186	176
Income before income taxes	1,769	1,302
Income tax provision	289	255
Net income	1,479	1,047
Net income attributable to noncontrolling interests	(9)	(7)
Net income attributable to Medtronic	$1,470	$1,040
Basic earnings per share	$1.15	$0.81
Diluted earnings per share	$1.14	$0.81
Basic weighted average shares outstanding	1,279.8	1,281.6
Diluted weighted average shares outstanding	1,285.1	1,287.1
The data in the schedule above has been intentionally rounded to the nearest million.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended July 31, 2026
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$9,756	$3,416	65.0%	$1,764	18.1%	$1,769	$1,470	$1.14	16.4%
Non-GAAP Adjustments:
Amortization of intangible assets	—	—	—	412	4.2	412	337	0.26	18.2
Restructuring and associated costs(2)	—	(8)	0.1	89	0.9	89	70	0.05	21.2
Acquisition and divestiture-related items(3)	—	(11)	0.1	50	0.5	50	41	0.03	18.2
(Gain)/loss on minority investments(4)	—	—	—	—	—	(64)	(64)	(0.05)	(0.1)
Certain tax adjustments, net(5)	—	—	—	—	—	—	5	—	—
Non-GAAP	$9,756	$3,396	65.2%	$2,316	23.7%	$2,257	$1,860	$1.45	17.2%
Currency impact	(57)	(21)	—	(27)	(0.1)			(0.02)
Currency Adjusted	$9,699	$3,375	65.2%	$2,290	23.6%			$1.43

	Three months ended July 25, 2025
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$8,578	$3,001	65.0%	$1,445	16.8%	$1,302	$1,040	$0.81	19.6%
Non-GAAP Adjustments:
Amortization of intangible assets(6)	—	—	—	459	5.5	459	374	0.29	18.5
Restructuring and associated costs(2)	—	(16)	0.1	67	0.8	67	51	0.04	22.4
Acquisition and divestiture-related items(3)	—	(7)	—	58	0.7	58	48	0.04	17.2
Certain litigation charges, net	—	—	—	27	0.3	27	21	0.02	22.2
(Gain)/loss on minority investments(4)	—	—	—	—	—	113	107	0.08	6.2
Other(7)	(39)	—	(0.2)	(39)	(0.5)	(39)	(30)	(0.02)	20.5
Certain tax adjustments, net(5)	—	—	—	—	—	—	16	0.01	—
Non-GAAP	$8,539	$2,979	65.1%	$2,016	23.6%	$1,987	$1,626	$1.26	17.8%
See description of non-GAAP financial measures contained in the press release dated September 1, 2026.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.
(2)The charges primarily relate to employee termination benefits, facility related and contract termination costs, and asset write offs.
(3)The charges primarily include business combination costs, changes in fair value of contingent consideration, and exit of business-related charges. Exit of business-related charges primarily relate to the impending separation of the Diabetes Business and costs associated with the Company's June 2021 decision to stop the distribution and sale of the Medtronic HVAD System.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The net charges for the three months ended July 31, 2026 and July 25, 2025, primarily relate to amortization of previously established deferred tax assets arising from previous intercompany intellectual property transactions. The net charges for the three months ended July 31, 2026, were partially offset by the release of reserves for uncertain tax positions on prior period intercompany transactions.
(6)The Company recognized $45 million of accelerated amortization on certain intangible assets within the Cardiovascular Portfolio.
(7)Reflects adjustments to the Company's Italian payback accruals resulting from the June 30, 2025 Legislative Decree published by the Italian government for years 2015 to 2018.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended July 31, 2026
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating Expense (Income), net	Other Operating Exp./(Inc.), net as a % of Net Sales	Other Non-Operating Expense (Income), net
GAAP	$9,756	$3,198	32.8%	$771	7.9%	$123	1.3%	$(190)
Non-GAAP Adjustments:
Restructuring and associated costs(2)	—	(10)	(0.1)	—	—	—	—	—
Acquisition and divestiture-related items(3)	—	(26)	(0.3)	—	—	(13)	(0.1)	—
(Gain)/loss on minority investments(4)	—	—	—	—	—	—	—	64
Non-GAAP	$9,756	$3,162	32.4%	$771	7.9%	$110	1.1%	$(127)
See description of non-GAAP financial measures contained in the press release dated September 1, 2026.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)The charges primarily relate to employee termination benefits, facility related and contract termination costs, and asset write offs.
(3)The charges primarily include business combination costs, changes in fair value of contingent consideration, and exit of business-related charges. Exit of business-related charges primarily relate to the impending separation of the Diabetes Business and costs associated with the Company's June 2021 decision to stop the distribution and sale of the Medtronic HVAD System.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended
(in millions)	July 31, 2026	July 25, 2025
Net cash provided by operating activities	$1,793	$1,088
Additions to property, plant, and equipment	(503)	(504)
Free Cash Flow(2)	$1,290	$584
See description of non-GAAP financial measures contained in the press release dated September 1, 2026.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 31, 2026	July 25, 2025
Operating Activities:
Net income	$1,479	$1,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	729	748
Provision for credit losses	25	28
Deferred income taxes	127	167
Stock-based compensation	125	86
Other, net	(29)	159
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	224	288
Inventories	(240)	(373)
Accounts payable and accrued liabilities	(531)	(598)
Other operating assets and liabilities	(118)	(464)
Net cash provided by operating activities	1,793	1,088
Investing Activities:
Acquisitions, net of cash acquired	(1,162)	—
Additions to property, plant, and equipment	(503)	(504)
Purchases of investments	(2,190)	(2,100)
Sales and maturities of investments	2,209	2,010
Other investing activities, net	26	(125)
Net cash used in investing activities	(1,619)	(719)
Financing Activities:
Change in current debt obligations, net	812	649
Payments on long-term debt	—	(1,162)
Dividends to shareholders	(921)	(910)
Issuance of ordinary shares	20	95
Repurchase of ordinary shares	(267)	(123)
Other financing activities, net	13	70
Net cash used in financing activities	(343)	(1,381)
Effect of exchange rate changes on cash and cash equivalents	(89)	67
Net change in cash and cash equivalents	(258)	(945)
Cash and cash equivalents at beginning of period	1,949	2,218
Cash and cash equivalents at end of period	$1,691	$1,273

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$199	$402
Interest	83	81

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.